Exhibit 10.1

Amendment to Employment Agreement
of
Thomas R. Wright

This Amendment to Employment Agreement is dated as of September 26, 2014 and is entered into by and between you, Thomas R. Wright, and Sterling Construction Company, Inc. (the "Company").

Background

Effective September 25, 2013, you and the Company entered into an employment agreement (the "Agreement") which provided for the terms and conditions of your employment by the Company.  You have requested that the Company amend the Agreement in certain respects, and the Company has agreed to do so.

Therefore, for and in consideration of the foregoing recitals, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Section 8.1.3. The last sentence of Section 8.1.3 of the Agreement is hereby amended in its entirety to read as follows:

"To the extent that any medical or dental expense or in-kind benefits provided for under this Section 8.1.3 are taxable to you in a given year, any such expense shall be reimbursed to you by the Company within thirty days of such expense being incurred, and any expenses reimbursed or in-kind benefits provided hereunder shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year."

2.	Section 9.1. Section 9.1 of the Agreement is hereby amended by adding to the last sentence thereof before the period at the end of the sentence, the following:

", but the Company shall nevertheless pay you your then current salary for the ninety-day period"

3.	Section 9.2.2. Section 9.2.2 of the Agreement is hereby amended in its entirety to read as follows:

"9.2.2
For purposes of this Section 9.2, "Breach" shall mean the occurrence of any of the following: (A) a material diminution in your duties, responsibilities, title or authority, or a change in your reporting relationship provided for in this Agreement; (B) you are required by the Company, without your agreement, to relocate your principal office outside of Montgomery County and its contiguous counties; (C) a material reduction in your then current salary; or (D) a material breach by the Company of any other material term or condition of this Agreement.  For the avoidance of doubt, it shall not be a Breach of this Agreement if all or substantially all of the Company's assets or outstanding shares of capital stock are acquired by one or more third parties and after such acquisition, you retain substantially the same duties, responsibilities and compensation that you had prior to such event, notwithstanding that the Company's common stock is no longer publicly traded or that the Company becomes a subsidiary or division of another entity."

4.	Section 10. Section 10 of the Agreement is hereby deleted in its entirety and the following new Section 10 inserted in its place:

"10.
Acquisition Transaction.  In the event that a person or entity seeks to acquire all or substantially all of the Company's assets or outstanding common stock, whether by purchase, merger, consolidation or otherwise (a "Transaction") you agree through the closing of the Transaction (if a closing in fact occurs) (a) to remain an employee of the Company; (b) to diligently and to the best of your abilities carry out your duties and responsibilities herein; and (c) to assist, as requested, in any matters concerning the Transaction.  In consideration of your agreement to the foregoing, if the Transaction is consummated, the Company will pay you in a lump sum at the closing of the Transaction an amount equal to one year's salary at your rate of pay then in effect.

10.1	Nothing in this Section 10 shall affect any of the terms and conditions of Section 8 of this Agreement (Termination by the Company) or Section 9 of this Agreement (Termination by You).

10.2
For the avoidance of doubt, no payment shall be made to you under this Section 10 if for any reason whatsoever, the Transaction is not closed, including, but not limited to a decision by the Company not to consummate the Transaction."

5.	Section 12. The notice addresses of the Company in Section 12 of the Agreement shall be amended in their entirety to read as follows:

"If to the Company at: Sterling Construction Company, Inc. 1800 Hughes Landing Blvd. The Woodlands, Texas 77380 Attention: Board of Directors	With a copy to: Sterling Construction Company, Inc. 1800 Hughes Landing Blvd. The Woodlands, Texas 77380 Attention: Chief HR Officer"

6.	Exhibit A. The section of Exhibit A of the Agreement captioned "Place of Employment" shall be amended by substituting the words "Montgomery County" for the words "Harris County".

7.	Exhibit B. Exhibit B of the Agreement is hereby deleted in its entirety.

8.	No Other Changes. In all other respects the Agreement shall remain as originally written.

In Witness Whereof, you and the Company have executed this Agreement as of the date first above written.

Sterling Construction Company, Inc.

By:	/s/ Peter E. MacKenna	/s/ Thomas R. Wright
	Peter E. MacKenna President & Chief Executive Officer	Thomas R. Wright

Thomas R. Wright Amendment to Employment Agreement	Page 2 of 2